Exhibit 99.1

Caesars Entertainment, Inc. Announces Full Redemption

of 5.750% Senior Secured Notes Due 2025

LAS VEGAS and RENO, Nev. (February 6, 2024) – Caesars Entertainment, Inc. (the “Company”) (Nasdaq: CZR) today announced the settlement of the cash tender offer commenced by its indirect wholly-owned subsidiaries, Caesars Resort Collection, LLC (“CRC”) and CRC Finco, Inc. (“CRC Finco” and, together with CRC, the “Issuers”), for any and all of the Issuers’ outstanding $989,102,000 aggregate principal amount of the 5.750% Senior Secured Notes due 2025 (the “Notes”). Additionally, the Issuers have given notice of their intention to redeem all of the Issuers’ Notes outstanding on February 16, 2024 (the “Redemption Date”). The redemption is being made in accordance with the terms and conditions of the Notes and the indenture governing the Notes (the “Indenture”). The redemption price per Note will be 100.183% of the principal amount of the Notes, plus accrued and unpaid interest up to, but excluding, the Redemption Date.

The Company has instructed U.S. Bank Trust Company, National Association, the trustee under the Indenture, to distribute a Notice of Redemption to all currently registered holders of the Notes on February 6, 2024. Copies of such Notice of Redemption and additional information relating to the procedure for redemption of the Notes may be obtained from the Company’s investor relations contacts provided below.

This press release shall not constitute a notice of redemption under the optional redemption provisions of the Indenture, nor does it constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Caesars Entertainment, Inc.

Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. To review our latest CSR report, please visit www.caesars.com/corporate-social-responsibility/csr-reports. Know When To Stop Before You Start®. Gambling Problem? Call 1-800-522-4700.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. Neither the Company nor the Issuers undertake an obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Contacts:

Caesars Entertainment, Inc.

Investor Relations:

Brian Agnew, bagnew@caesars.com

Charise Crumbley, ccrumbley@caesars.com

Media Relations:

Kate Whiteley, kwhiteley@caesars.com

Source: Caesars Entertainment, Inc.